EXHIBIT 10 (rr)

CDW COMPUTER CENTERS, INC.
COMPENSATION PROTECTION PLAN FOR EXECUTIVES

               CDW Computer Centers, Inc., an Illinois corporation (the “Company”), hereby adopts the CDW Computer Centers, Inc. Compensation Protection Plan For Executives (this “Plan”) for the benefit of certain executives of the Company and its subsidiaries.

               This Plan is intended to provide qualifying Participants (as defined in Section 2) whose employment with the Company has been involuntarily terminated under the circumstances described herein with specified severance pay and benefits in accordance with the provisions set forth below.

               1. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

               (a) “Accrued Obligations” means, as of the Termination Date, the sum of (1) the Participant’s base salary through the Termination Date to the extent not theretofore paid and (2) any compensation previously deferred by the Participant (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

               (b) “Board” means the Board of Directors of the Company.

               (c) “Cause” means:

(1) the Participant’s refusal to perform duties properly assigned which are consistent with the scope and nature of the Participant’s position, or (2) the Participant’s commission of an act materially detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, or (3) the Participant’s gross negligence or willful misconduct in the performance of duties to the Company or its subsidiaries, or (4) the Participant’s commission of any act of theft, fraud, dishonesty or breach of trust involving the Company or any of its subsidiaries, or (5) the Participant’s commission of a felony or (6) any breach by the Participant of one or more covenants contained in the Noncompetition Agreement, or (7) the material violation by the Participant of any of the Company’s written policies or the violation by the Participant of any statutory or common law duty of loyalty to the Company or its subsidiaries.

               (d) “Committee” means the Compensation and Stock Option Committee of the Board.

               (e) “Company” means CDW Computer Centers, Inc., an Illinois corporation, and its successors and assigns; provided, however, that in the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the “Company” herein shall be deemed to be references to the new holding company.

               (f) “Effective Date” means the date set forth in Section 7(k) of this Plan.

               (g) “Noncompetition Agreement” means the Noncompetiton Agreement in the form of Exhibit A.

               (h) “Nonqualifying Termination” means termination of the Participant’s employment under any of the following circumstances: (1) a termination for Cause, (2) a termination due to the Participant’s death, (3) a termination due to the Participant’s absence from the Participant’s duties with the Company on a full-time basis for at least 180 days out of any 12-month period as a result of the Participant’s incapacity due to physical or mental illness; (4) a termination due to the retirement of the Participant; (5) a termination of employment by the Participant; (6) the transfer of the Participant’s employment to a subsidiary or affiliate of the Company; (7) the divestiture by the Company of the subsidiary, division or operation that employs the Participant and the continuance, or offer, of employment by the new or acquiring entity of cash compensation no less favorable to the Participant in the aggregate as in effect immediately prior to such disposition or of such other terms and conditions acceptable to the Participant; or (8) a termination of employment of a Participant under circumstances which entitle the Participant to receive salary and bonus replacement pursuant to the terms of the Company’s Transitional Compensation Plan or a Transitional Compensation Agreement with the Company.

               (i) “Participant” has the meaning specified in Section 2 of this Plan.

               (j) “Plan Administrator” means any person or committee, including any officer or employee of the Company, designated by the Committee and having the authority determined by the Committee.

               (k) “Severance Period” means the period commencing on the Termination Date and ending on the second anniversary of the Termination Date.

               (l) “Termination Date” with respect to a Participant means the date on which the Participant’s employment is terminated.

               (m) “Termination Year Bonus” means the annual incentive bonus which would have been earned by the Participant under the Company’s Senior Management Incentive Plan or any comparable successor plan if the Participant had remained employed by the Company for the full fiscal year in which the Termination Date occurs.

               2. Participation. A “Participant” shall be any person who is employed by the Company and who, after recommendation by the Committee, is approved by the Board, in its sole discretion, as a participant in this Plan. No Participant shall be a participant or have any rights hereunder unless the Participant signs an acknowledgment in the form of Exhibit B and the Noncompetition Agreement, within 30 days after the Board approves his or her participation in this Plan or within such later time as determined by the Committee in its sole discretion. For purposes of this Plan, employment with the Company shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

               3. Severance Benefits. (a) If the employment of a Participant is terminated by the Company, other than by reason of a Nonqualifying Termination, and the Participant executes a general release agreement substantially in the form of Exhibit C hereto (the “Release Agreement”) within 60 days of the Termination Date and has not revoked the Release Agreement, the Company shall provide to the Participant, in consideration of the general release set forth in Section 2 of the Release Agreement, the obligations of the Participant contained in the Noncompetition Agreement and other good and valuable consideration, the following benefits:

(1) Payment of an amount equal to (i) the Termination Year Bonus multiplied by a fraction, the numerator of which is the number of days of the fiscal year in which the Termination Date occurs during which the Participant was employed by the Company and the denominator of which is 365, less (ii) any amounts previously paid to the Participant in respect of such Termination Year Bonus during such fiscal year, such amount to be payable on the same basis and at the same time as if the Participant’s employment with the Company had continued;

(2) Continuation during the Severance Period in accordance with the Company’s regular payroll practices of salary replacement amounts equal to the Participant’s base salary from the Company and its affiliated companies in effect immediately prior to the Termination Date;

(3) Payment of an aggregate bonus replacement amount equal to two hundred percent (200%) of the Participant’s Termination Year Bonus, such aggregate amount to be payable in two equal installments, the first of which shall be made on the first anniversary of the Termination Date and the second of which shall be made on the second anniversary of the Termination Date; provided, however, that if the Termination Year Bonus is not calculable at the time a payment is required to be made pursuant to this Section 3(a)(3), such payment shall be made within 30 days after the Termination Year Bonus is so calculated;

(4) Continuation, for the Severance Period, of medical, dental, accident and life insurance coverage on terms comparable to those which would have been provided if the Participant’s employment with the Company had continued for that time, with the payment for such insurance coverage to be made on the same basis as if the Participant’s employment with the Company had continued for that time; provided, however, that the Company’s obligation to provide each such type of insurance coverage shall cease as of the date that the Participant becomes eligible for such type of insurance coverage under a plan or agreement of a subsequent employer. Each Participant shall be obligated to notify the Company of such Participant’s eligibility for insurance coverage under a plan or agreement of a subsequent employer on or before the date that such eligibility commences. The Company may determine that it is not reasonably practicable to provide a type of comparable insurance coverage required by this Section 3(a)(4) for reasons other than cost, in which event the Company shall provide a lesser level or no coverage and compensate the Participant for the difference in coverage through a cash payment to be made in quarterly installments during the period that such insurance coverage would otherwise be provided, such cash payment to be increased by a gross-up payment for taxes and decreased by the Participant’s required contribution, if any. Any such payment will be based upon the cost of an individual insurance policy if it were assumed to be available. The Company’s obligation to make any such quarterly installment payment shall cease at such time as the Participant becomes eligible under a plan or agreement of a subsequent employer for the type of insurance coverage for which the Participant is being compensated; and

(5) Outplacement services with a firm selected by the Company, to commence within a reasonable time following the Termination Date. The aggregate fee for such outplacement services shall not exceed $20,000, and any payments shall be made directly to such outplacement firm.

                        (b) If the employment of a Participant is terminated by the Company, the Company shall pay the Participant all Accrued Obligations within 15 days following the Termination Date.

                        (c) If a Participant breaches any of the covenants in the Noncompetition Agreement, including any noncompetition, nonsolicitation or confidentiality covenants contained therein, (i) the Participant’s entitlement to the payments and benefits set forth in Section 3(a) shall be null and void, (ii) all rights to receive or continue to receive severance payments and benefits shall thereupon cease and (iii) the Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Participant pursuant to Section 3(a). The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.

                        4. Plan Administration; Claims Procedure.

                        (a) Except as otherwise provided herein, this Plan shall be administered by the Committee. The duties and authority of the Committee under this Plan shall include (i) the interpretation of the provisions of this Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of this Plan, (iii) the making of such determinations as may be permitted or required pursuant to this Plan (including the characterization of a Participant’s termination under this Plan), and (iv) the taking of such other actions as may be required for the proper administration of this Plan in accordance with its terms. Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon the Company and each Participant, former Participant, beneficiary, and each person claiming under or through any Participant or beneficiary. Any action taken by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. Each determination required or permitted under this Plan shall be made by the Committee in its sole and absolute discretion.

                (b) Any Participant whose employment has terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Committee (or, if applicable, the Plan Administrator) to be payable, may file a claim in writing with the Committee (or, if applicable, the Plan Administrator), specifying the reasons for such claim. The Committee (or, if applicable, the Plan Administrator) shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Participant as to the disposition of such claim. Such notification shall be written in a manner calculated to be understood by the claimant and in the event that such claim is denied in whole or in part, shall (i) state the specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of such claim. The Participant (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Committee (or, if applicable, the Plan Administrator) within 60 days after receipt of such denial. Such Participant (or his or her duly authorized representative) may, upon written request to the Committee (or, if applicable, the Plan Administrator), review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than 120 days after such receipt), the Committee (or, if applicable, the Plan Administrator) shall notify the Participant of the final decision with respect to such claim. Such decision shall be written in a manner calculated to be understood by the claimant and shall state the specific reasons for such decision and make specific references to the pertinent Plan provision on which the decision is based.

               (c) The Committee is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Committee deems necessary or advisable for the performance of its duties under this Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.

               5. Withholding Taxes; Authorized Deductions. The Company shall withhold from all payments due under this Plan to each Participant (or his or her beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. The Company may also reduce the amounts otherwise payable pursuant to Section 3(a) hereof to satisfy the Participant’s required contributions for the insurance coverages being provided hereunder.

               6. Amendment and Termination.

               (a) The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be adverse to the interests of any Participant or in the case of termination, shall be at least 180 days after notice thereof is given by the Company to the Participants in accordance with Section 7(j) hereof.

               (b) The Board may, at any time, remove a Participant from participation in this Plan. Any such removal shall take effect no earlier than 180 days after the date notice of such removal is given to the Participant.

               7. General Provisions.

               (a) Except as otherwise provided below in this Section 7(a), any amount paid pursuant to this Plan shall be paid in lieu of any other amount of severance relating to salary, short-term incentive compensation or other bonus continuation to be received by the Participant upon termination of employment of the Participant under any severance plan, policy or arrangement of the Company. Subject to the foregoing, all rights of a Participant under any employee benefit plan maintained by the Company shall be determined in accordance with the provisions of such plan. For the avoidance of doubt, if a Participant is entitled to severance payments and benefits under the Company’s Transitional Compensation Plan or a Transitional Compensation Agreement with the Company, such Participant shall receive payments and benefits under the Transitional Compensation Plan or a Transitional Compensation Agreement, as the case may be, and no payments shall be made or benefits provided hereunder to such Participant.

               (b) If the Company is obligated by law to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

               (c) This Plan shall not be funded. No Participant entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company.

               (d) Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto. If a Participant shall die while any amounts would be payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the estate of the Participant. The Company may, in its discretion, pay any such amounts in a single lump-sum payment.

               (e) To the fullest extent permitted by law, it is intended that the payments, benefits and rights of any Participant shall be free from any claim of any creditor and all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Participant. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; and no attempted assignment or transfer thereof shall be effective.

               (f) Neither the adoption of this Plan, nor any amendment hereof, nor the payment of any benefits, nor any other actions taken in respect of this Plan, shall be construed as giving any Participant the right to be retained in the service of the Company or any of its subsidiaries, and all Participants shall remain subject to discharge to the same extent as if this Plan had not been adopted.

               (g) This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company or one of its subsidiaries. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, the provisions of this Plan shall be binding upon such holding company.

               (h) The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

               (i) If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

               (j) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the last known address of a Participant in the records of the Company or (ii) when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address in the records of the Company.

               (k) This Plan shall be effective as of December 10, 2002 (the “Effective Date”) and shall remain in effect unless and until terminated by the Board in accordance with the provisions of Section 6 hereof. Notwithstanding the foregoing, any such expiration shall not retroactively impair or otherwise adversely affect the rights of any Participant which have arisen prior to the date of such expiration.

                (l) This Plan shall be governed by, and construed and enforced in accordance with the internal laws of the State of Illinois (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control.

                IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the 10th day of December, 2002.

CDW COMPUTER CENTERS, INC.

By:	/s/ John A. Edwardson John A. Edwardson Chairman and Chief Executive Officer

EXHIBIT B

ACKNOWLEDGMENT

     The undersigned, being approved by the Board of Directors of CDW Computer Centers, Inc. to participate in the CDW Computer Centers, Inc. Compensation Protection Plan For Executives (the “Plan”), acknowledges receipt of the Plan and agrees and accepts the terms thereof.

Date:
Participant

EXHIBIT C

CDW COMPUTER CENTERS, INC.

COMPENSATION PROTECTION PLAN FOR EXECUTIVES

GENERAL RELEASE AGREEMENT

               This General Release Agreement (this “Release Agreement”) is executed by       (the “Participant”) pursuant to the CDW Computer Centers, Inc. Compensation Protection Plan For Executives (the “Plan”).

               WHEREAS, the Participant’s employment with CDW Computer Centers, Inc. and its subsidiaries (the “Company”) is terminating;

               WHEREAS, the Participant has had [21 or 45 days, whichever is required by law] to consider the form of this Release Agreement;

               WHEREAS, the Company advised the Participant in writing to consult with an attorney before signing this Release Agreement;

               WHEREAS, the Participant acknowledges that the benefits to be provided to the Participant under the Plan are in consideration of, and are sufficient to support, the general release set forth in Section 2 of this Release Agreement; and

               WHEREAS, the Participant understands that the Company regards the representations and covenants by the Participant in this Release Agreement as material and that the Company is relying on such representations and covenants in paying amounts to the Participant pursuant to the Plan.

THE PARTICIPANT THEREFORE AGREES AS FOLLOWS:

               1. Termination Benefits. The Participant’s employment with the Company shall terminate on      , and the Participant shall receive the termination benefits set forth in Section 3 of the Plan in accordance with the terms and subject to the conditions thereof.

               2. General Release. (a) The Participant, on behalf of the Participant and anyone claiming through the Participant, hereby agrees not to sue the Company or any division, subsidiary, affiliate or other related entity of the Company (whether or not such entity is wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries or agents of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Participant ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release

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Agreement, including, without limitation, all matters in any way related to the Participant’s employment by the Company or any of its affiliates, the terms and conditions thereof, any failure to promote the Participant and the termination or cessation of the Participant’s employment with the Company or any of its affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, [the Illinois Human Rights Act or the Chicago or Cook County Human Rights Ordinance, if applicable, or, if not applicable, insert other applicable state law or local ordinance], each as may be amended from time to time, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release Agreement shall apply to, or release the Company from, any obligation of the Company contained in the Plan, any vested benefits pursuant to any employee benefit plan, program or policy of the Company or any obligation of the Company to indemnify the Participant to the fullest extent permissible under the Company’s Articles of Incorporation or Bylaws. The consideration offered in the Plan is accepted by the Participant as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Participant expressly agrees that the Participant is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Participant, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Participant. The Participant agrees that the Participant has no present or future right to employment with the Company or any of the other Released Parties.

               (b) The Participant expressly represents and warrants that the Participant is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Participant has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

               3. ACKNOWLEDGMENT BY PARTICIPANT. BY EXECUTING THIS RELEASE AGREEMENT, THE PARTICIPANT EXPRESSLY ACKNOWLEDGES THAT THE PARTICIPANT HAS READ THIS RELEASE AGREEMENT CAREFULLY, THAT THE PARTICIPANT FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE PARTICIPANT HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AGREEMENT, THAT THE PARTICIPANT HAS BEEN ADVISED THAT THE PARTICIPANT HAS [21 OR 45 DAYS, WHICHEVER IS REQUIRED BY LAW] WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AGREEMENT AND THAT THE PARTICIPANT INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE PARTICIPANT’S EXECUTION OF THIS RELEASE AGREEMENT, THE PARTICIPANT SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION.

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                4. The Plan and this Release Agreement constitute the entire understanding between the parties with respect to the subject matter hereof. The Participant has not relied on any oral statements that are not included in the Plan or this Release Agreement.

               5. If any provision of this Release Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Release Agreement shall be construed and enforced as if such provision had not been included.

               6. This Release Agreement shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

Date:	[NAME]

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